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                               EXHIBIT 5.1



July 7, 2000                                             Direct: (415) 393-2188
                                                                treddy@mdbe.com




Capital Corp of the West
550 West Main Street
Merced, California  95340

                       REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

      We have acted as counsel for Capital Corp of the West, a California corporation (the "Company"), in connection with the Registration Statement on Form S-8 to be filed by the Company under the Securities Act of 1933, as amended, relating to the registration of 961,828 shares of common stock, no par value ("Shares") which may be issued from time to time pursuant to the Capital Corp of the West 1992 Stock Option Plan, the Capital Corp of the West 401(k) Profit Sharing Plan and the Capital Corp of the West Employee Stock Ownership Plan.

      We are of the opinion that the Shares have been duly authorized and that the Shares, when issued pursuant to the terms described in the Registration Statement and in conformance with applicable state securities laws, will be duly and validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein.

                                                   Very truly yours,

                                        McCUTCHEN, DOYLE, BROWN & ENERSEN, LLP

                                          By /s/THOMAS G. REDDY

                                                   A Member of the Firm